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                                                                    Exhibit 99.1

                            [LOGO] of National Steel
--------------------------------------------------------------------------------
                                                  National Steel Corporation
                                                  4100 Edison Lakes Parkway
                                                  Mishawaka, IN  46545-3440


NEWS RELEASE
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Media Contact:                 Ronald B. Freeman
                               574-273-7559

Analyst/Investor Contact:      William E. McDonough
                               574-273-7414

               NATIONAL STEEL ANNOUNCES FIRST QUARTER 2002 RESULTS

Mishawaka, IN, May 3, 2002 - National Steel Corporation, which filed for reorganization under Chapter 11 of the Bankruptcy Code on March 6, 2002, today reported a net loss of $53.2 million for the first quarter of 2002. This compares to a net loss of $108.7 million for the first quarter of 2001. Net sales for the current quarter were $604.0 million, an increase of 2% from the first quarter of 2001, while shipments for the quarter of 1,395,000 tons were essentially equal to the year-ago quarter.

A $53.2 million alternative minimum tax refund as a result of the Job Creation and Worker Assistance Act of 2002 positively impacted the current quarter. The first quarter of 2001 was positively impacted by $17.2 million due to the cumulative effect of a change in the method of accounting for investment gains and losses on pension assets in the calculation of periodic pension cost and by $26.0 million from income generated by the sale of long-term natural gas contracts, which was partially offset by the recognition of $25.1 million in non-cash tax expense in order to reduce the deferred tax asset on the balance sheet.

First quarter 2002 operating results improved by approximately $27 million over the same period of 2001 after excluding the $26 million gain mentioned above. This 25% improvement in our operating results was achieved through lower natural gas and electricity prices, improved yields and material usage at our facilities and lower spending on labor, benefits and repair and maintenance expenses as the Company is beginning to realize the full benefits of the cost reduction programs put in place during 2001.

During the first quarter of 2002, the Company achieved a $14 per ton improvement in its average selling prices from the first quarter of last year. Steadily improving spot market pricing for its products and an improvement in the value-added product mix to 58% of total shipments contributed to this improvement.

"I am very pleased by the response of our employees, vendors and customers and their continued support of our company after the Chapter 11 filing," said Hisashi Tanaka, chairman and chief executive officer. "Our vendors are returning us to more normal payment terms, our customers continue to order our products, with some increasing their levels of purchases from us, and our employees have stabilized the business and are focusing on continuing to reduce costs,

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increasing our liquidity and improving customer satisfaction. Our liquidity is strong, which will provide us with the necessary time to develop our reorganization plan," he concluded.

FINANCIAL POSITION AND LIQUIDITY

Total liquidity from cash and availability under our Debtor In Possession (DIP) credit facility, after deducting for all required reserves, amounted to $187 million at March 31, 2002 as compared to $32 million at December 31, 2001. The significant improvement in our liquidity position resulted from a number of factors including the $53 million tax refund previously mentioned, improved availability under the DIP credit facility, lower required reserves under the DIP credit facility as compared to the previous credit facility, cash generated from the continued reduction in inventory levels and the non-payment of certain obligations as a result of our bankruptcy filing all of which was partially offset by higher levels of accounts receivable.

During the first quarter of 2002, the Company funded $3.8 million in capital expenditures. For the year 2002, the Company expects to continue to spend at low levels with total spending expected to be less than $60 million.

OTHER MATTERS

Customer satisfaction continues to be one of National Steel's highest priorities. This was evidenced by the Company's recent receipt of two distinguished customer awards:

     During the first quarter of 2002, National Steel received Toyota's Certificate of Achievement award, being recognized for quality performance during the year 2001.

     On May 17, 2002, John Deere will present National Steel and the Granite City Division with its key supplier award for our performance during 2001.

OUTLOOK

General economic conditions in the markets we serve continue to slowly improve. The Company is experiencing an increase in demand for its products and steadily increasing selling prices. Average selling prices are expected to increase 8% to 10% in the second quarter 2002 over the levels achieved in the first quarter of 2002 as a result of the increased demand, positive impacts from the import tariffs and a continuing improvement in the product mix of shipments. Forecasted shipments are expected to decrease by 4% to 7% during the second quarter 2002 from first quarter 2002 levels due to planned maintenance outages at our production facilities. The Company continues to focus its efforts on managing liquidity with the expectation of being cash neutral during the second quarter of 2002.

All statements contained in this release, other than historical information, are forward-looking statements. A variety of factors could cause business conditions and the Company's actual results and experience to differ materially from those expected by the Company or expressed in the Company's forward-looking statements. Additional information concerning these factors is available in the Company's most recent Form 10-K for the year ended December 31, 2001.

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Headquartered in Mishawaka, Indiana, National Steel Corporation is one of the
nation's largest producers of carbon flat-rolled steel products, with annual shipments of approximately six million tons. National Steel employs approximately 8,300 employees. Please visit the Company's website at www.nationalsteel.com for more information on the Company and its products and
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facilities.

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NATIONAL STEEL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In millions, except per share data)

                                                                                     Three Months
                                                                                    Ended March 31,
                                                                               2002               2001
                                                                           ------------      -------------
Net sales                                                                        $604.0             $589.4

Cost of products sold                                                             611.5              624.2
Selling, general and administrative expense                                        36.8               35.4
Depreciation                                                                       40.7               41.9
Equity income of affiliates                                                        (0.6)              (0.6)
Unusual items                                                                        --              (26.0)
                                                                           ------------      -------------
Loss from Operations before Reorganization Items                                  (84.4)             (85.5)

Reorganization items                                                                7.2                 --

Other (income) expense

Financing costs (net)                                                              14.6               15.3
                                                                           ------------      -------------

Loss before income taxes and cumulative effect of change in
    accounting principle                                                         (106.2)            (100.8)

Income tax expense (credit)                                                       (53.0)              25.1
                                                                           ------------      -------------

Loss before cumulative effect of change in accounting principle                   (53.2)            (125.9)
---------------------------------------------------------------

Cumulative effect of a change in accounting principle (net of $0 tax)                --               17.2
                                                                           ------------      -------------

Net loss                                                                         $(53.2)           $(108.7)
                                                                           ============      =============

Operating Statistics (in thousands of tons):
   Shipments                                                                     1,395               1,414
   Production                                                                    1,398               1,462